Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

WARRANT NO. 2018-1	NUMBER OF SHARES: 2,770,781
DATE OF ISSUANCE: October 17, 2018	(subject to adjustment hereunder)
EXPIRATION DATE: October 17, 2023

WARRANT TO PURCHASE SHARES

OF COMMON STOCK OF

ROCKWELL MEDICAL, INC.

This Warrant is issued to The RBI Opportunities Fund, LLC, or its registered assigns (including any successors or assigns, the “Purchaser”), pursuant to that certain Securities Purchase Agreement, dated as of October 15, 2018, among Rockwell Medical, Inc., a Michigan corporation (the “Company”) and the Purchaser (the “Purchase Agreement”), and is subject to the terms and conditions of the Purchase Agreement.

1.   EXERCISE OF WARRANT.

(a)                                 Number and Exercise Price of Warrant Shares; Expiration Date. Subject to the terms and conditions set forth herein and set forth in the Purchase Agreement, the Purchaser is entitled to purchase from the Company from time to time all or any portion of 2,770,781 shares of the Company’s Common Stock, no par value (the “Common Stock”) (as adjusted from time to time pursuant to the provisions of this Warrant) (the “Warrant Shares”), at a purchase price of $4.97 per share (the “Exercise Price”), commencing on April 17, 2019 through and including 5:00 p.m. New York City time on October 17, 2023 (the “Expiration Date”) (subject to earlier termination of this Warrant as set forth herein).

(b)                                 Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1(a) above, the Purchaser may exercise this Warrant in accordance with Section 6 hereof, at its option by either:

(1)                                 wire transfer to the Company or cashier’s check drawn on a United States and made payable to the order of the Company, or

(2)                                 exercising of the right to credit the Exercise Price against the Fair Market Value of the Warrant Shares (as defined below) at the time of exercise (the “Net Exercise”) pursuant to Section 1(c).

Notwithstanding anything herein to the contrary, the Purchaser shall not be required to physically surrender this Warrant to the Company until the Purchaser has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Purchaser shall surrender this Warrant to the Company for cancellation not later than the close of business on the day that is three (3) trading days after the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Purchaser and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.

(c)                                  Net Exercise. If the Company shall receive written notice from the Purchaser at the time of exercise of this Warrant that the holder elects to Net Exercise all or any portion of this Warrant, the Company shall deliver to such Purchaser (without payment by the Purchaser of any exercise price in cash) that number of Warrant Shares computed using the following formula:

Where

X =                             The number of Warrant Shares to be issued to the Purchaser.

Y =                             The number of Warrant Shares for which this Warrant may be exercised or, if only a portion of the Warrant is being exercised, the number of Warrant Shares for which such portion of this Warrant is being exercised (at the date of such exercise).

A=                                The Fair Market Value of one (1) share of Common Stock (at the date of such calculation).

B =                             The Exercise Price (as adjusted to the date of such calculations).

The “Fair Market Value” of one share of Common Stock shall mean (x) if the Common Stock is traded on a securities exchange, the unweighted average of the closing bid prices over the consecutive ten (10) day period ending on the date of exercise or (y) if the Common Stock is traded over-the-counter, the unweighted average of the closing bid and asked prices quoted on the over- the-counter system over the consecutive ten (10) day period ending on the date of exercise; or, if fair market value cannot be calculated as of such date on either of the foregoing bases, the price determined in good faith by the Company’ s Board of Directors .

(d)                                 Deemed Exercise. In the event that, immediately prior to the close of business on the Expiration Date, the Fair Market Value of one share of Common Stock (as determined in accordance with Section 1(c) above) is greater than the then applicable Exercise Price, this Warrant shall be deemed to be automatically exercised on a net exercise issue basis pursuant to Section 1(c) above, and the Company shall deliver the applicable number of Warrant Shares to the Purchaser pursuant to the provisions of Section 1(c) above and this Section l(d).

2.    CERTAIN ADJUSTMENTS.

(a)                                 Adjustment of Number of Warrant Shares and Exercise Price. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(1)                                 Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the Date of Issuance but prior to the Expiration Date subdivide its shares of capital stock of the same class as the Warrant Shares, by split-up or otherwise, or combine such shares of capital stock, or issue additional shares of capital stock as a dividend with respect to any shares of such capital stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 2(a)(1) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(2)                                 Reorganizations. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 2(a)(1) above) that occurs after the Date of Issuance, then, as a condition of such reclassification, reorganization or change (collectively, a “Reorganization”), lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Purchaser, so that the Purchaser shall thereafter have the right at any time prior to the expiration of this Warrant to purchase (whether in cash or by Net Exercise), at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and/or other securities or property (including, if applicable, cash) receivable in connection with such Reorganization by a holder of the same number and type of securities as were purchasable as Warrant Shares by the Purchasers immediately prior to such Reorganization. In any such case appropriate provisions shall be made with respect to the rights and interest of the Purchaser so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided the aggregate Exercise Price shall remain the same (and, for the avoidance of doubt, this Warrant shall be exclusively exercisable for such shares of stock and/or other securities or property from and after the consummation of such reclassification or other change in the capital stock of the Company).

(b)                                 Notice to Holder. If, while this Warrant is outstanding, the Company declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Change of Control (as defined below) or authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver, pursuant to and consistent with the second sentence of Section 11 hereof, to the holder a notice in writing of such transaction at least 15 business days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

(c)                                  Change of Control. As used in this Warrant, a “Change of Control” shall mean a merger or consolidation of the Company with another corporation (other than a merger effected exclusively for the purpose of changing the domicile of the Company), the sale, assignment, transfer, conveyance or other disposal of all or substantially all of the properties or assets or all or a majority of the outstanding voting shares of capital stock of the Company, a purchase, tender or exchange offer accepted by the holders of a majority of the outstanding voting shares of capital stock of the Company, or a “ person” or “group” (as these terms are used for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or shall become the “ beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly at least a majority of the voting power of the capital stock of the Company.

(d)                                 Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1 / 100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

3.         NO FRACTIONAL SHARES.

No fractional Warrant Shares or scrip representing fractional shares of Common Stock will be issued upon exercise of this Warrant. In lieu of any fractional shares of Common Stock which would otherwise be issuable, the Company shall pay cash in an amount equal to the product of such fractional share multiplied by the Fair Market Value of one Warrant Share.

4.         NO STOCKHOLDER RIGHTS.

Until the exercise of this Warrant or any portion of this Warrant, the Purchaser shall not have, nor exercise, any rights as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or, except as otherwise set forth in this Warrant, the right to receive any notice or other communication concerning the business and affairs of the Company).

5.         RESERVATION OF STOCK.

The Company covenants that, during the period during which this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock (or other securities, if applicable) to provide for the issuance of Warrant Shares (or other securities) upon the exercise of this Warrant.

6.         MECHANICS OF EXERCISE.

(a)                                 Delivery of Warrant Shares Upon Exercise. The provisions of the second sentence of Section 11 hereof notwithstanding, this Warrant may be exercised by the holder hereof, in whole or in part, by delivering to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered holder at the address of the holder appearing on the books of the Company) a completed and duly executed copy of the Notice of Exercise in the form attached hereto as Exhibit A by facsimile or e-mail attachment together with payment in full of the Exercise Price (unless the holder has elected to Net Exercise) then in effect with respect to the number of Warrant Shares as to which the Warrant is being exercised. This Warrant shall be deemed to have been exercised immediately upon the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Warrant Shares purchased hereunder shall be transmitted without a restrictive legend by the Company’s transfer agent to the holder by crediting the account of the holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and either there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant

Shares by the holder or the shares are eligible for resale by the holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by book entry or by physical delivery to the address specified by the holder in the Notice of Exercise by the end of the day on the date that is three trading days from the delivery to the Company of the Notice of Exercise and payment of the aggregate Exercise Price (unless exercised by means of a Net Exercise pursuant to Section 1(c)). The Warrant Shares shall be deemed to have been issued, and the holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by Net Exercise) and all taxes required to be paid by the holder, if any, prior to the issuance of such shares, having been paid.

(b)                                 Holder’s Exercise Limitations. A holder shall not have the right to exercise this Warrant, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Company is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6(b) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the reasonable discretion of the holder, and the submission of a Notice of Exercise shall be deemed to be the holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercise of the Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(b), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a holder, the Company shall within three trading days confirm in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Purchaser shall have the right at any time to increase the Beneficial Ownership Limitation provided herein, provided that any such increase: (i) will not require shareholder approval under applicable Nasdaq Listing Rules, including Rule 5635, and (ii) shall not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(b) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

7.         CERTIFICATE OF ADJUSTMENT.

Whenever the Exercise Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall, at its expense, promptly deliver to the Purchaser a certificate of an officer of the Company setting forth the nature of such adjustment and showing in detail the facts upon which such adjustment is based.

8.         REPLACEMENT OF WARRANTS.

On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9.         TRADING DAYS.

If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be other than a day on which the Common Stock is traded on the Nasdaq Global Market, or, if the Nasdaq Global Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, then such action may be taken or such right may be exercised on the next succeeding day on which the Common Stock is so traded.

10.          TRANSFERS; EXCHANGES.

(a)                                 Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Purchaser with respect to any or all of the Warrant Shares for which such Warrant may be exercised hereunder. Upon a transfer of this Warrant as an entirety by Purchaser, upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Purchaser, the Company shall issue a new Warrant of the same denomination to the assignee. Upon a transfer of this Warrant with respect to a portion of the Warrant Shares purchasable hereunder, upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Purchaser, the Company shall issue a new Warrant to the assignee, in such denomination as shall be requested by the Purchaser, and shall issue to the Purchaser a new Warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(b)                                 This Warrant is exchangeable, without expense, at the option of the Purchaser, upon presentation and surrender hereof to the Company for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. This Warrant may be divided or combined with other warrants that carry the same rights upon presentation hereof at the principal office of the Company together with a written notice signed by the Purchaser hereof specifying the denominations in which new Warrants are to be issued to the Purchaser. The term “Warrants” as used herein includes any warrants into which this Warrant may be divided or exchanged.

11.       MISCELLANEOUS.

This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

The Company and the Purchaser hereby irrevocably and unconditionally submit to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in respect of actions brought against it as a defendant, in any action, suit or proceeding arising out of or relating to this Warrant, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed electronic mail (with either acknowledgement of receipt or a courtesy copy sent via first-class mail), or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows: if to the Company, at 30142 Wixom Road Wixom, Michigan, Attention: David Kull, Controller; Email: dkull@rockwellmed.com; with a copy (which shall not constitute notice) to Michael Costello, Esq.; E-Mail: mcostello@wyclaw.com and if to the Purchaser, at such address or addresses (including copies to counsel) as may have been furnished by the Purchaser to the Company in writing, including by confirmed facsimile or electronic mail, with a copy (which shall not constitute notice) to Guy P. Lander, Esq. at Carter Ledyard & Milburn LLP, 2 Wall St., New York, NY, 10005, E-Mail: lander@clm.com.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Common Stock Purchase Warrant is issued effective as of the date first set forth above.

ROCKWELL MEDICAL, INC.

By:	/s/ Stuart Paul
Name:	Stuart Paul
Title:	President and Chief Executive Officer

[Signature Page to Rockwell Medical, Inc. Warrant]

EXHIBIT A

NOTICE OF INTENT TO EXERCISE

(To be signed only upon exercise of Warrant)

To: Rockwell Medical, Inc.

The undersigned, the Purchaser of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                                            (             ) shares of Common Stock of Rockwell Medical, Inc. and (choose one)

                     herewith makes payment of                                           Dollars ($                     ) thereof

or

                     elects to Net Exercise the Warrant pursuant to Section 1(b)(2) thereof.

The undersigned requests that the certificates or book entry position evidencing the shares to be acquired pursuant to such exercise be issued in the name of and delivered to the following holder, whose address is

By its signature below the undersigned hereby represents and warrants that the Representations and Warranties made by the “Investor” (as such term is defined in the Purchase Agreement) in Article 5 of the Purchase Agreement are true and correct as of the date hereof and hereby agrees to be bound by the terms and conditions of the attached Warrant as of the date hereof.

DATED:

(Signature must conform in all respects to name of the Purchaser as specified on the face of the Warrant)

«Purchaser»
Address:

EXHIBIT B

NOTICE OF ASSIGNMENT FORM

FOR VALUE RECEIVED, [     ] (the “Assignor”) hereby sells, assigns and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of common stock of Rockwell Medical, Inc. (the “Company”) covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Company that the transfer is in compliance with applicable federal and state securities laws:

NAME OF ASSIGNEE	ADDRESS/FAX NUMBER

Number of shares:	Signature:
Dated:	Witness:

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby makes each of the Representations and Warranties made by the “Investor” (as such term is defined in the Purchase Agreement) in Article 5 of the Purchase Agreement as of the date hereof and hereby agrees to be bound by the terms and conditions of the Warrant as of the date hereof.

Signature:

By:
Its:
Address: